Exhibit 10.54
CONFIDENTIAL RETIREMENT AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     1. Christos Lagomichos (“Executive”) has been employed by Trident Microsystems, Inc. (the “Company”) since February 8, 2010, and he is currently employed by the Company as its President. Executive wishes to retire from his employment with the Company (and his employment, if any, with any of the Company’s direct or indirect subsidiaries), and it is the Company’s desire to ensure that there is a smooth and orderly transition of Executive’s duties, to provide Executive with certain separation benefits, and to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive, provided that Executive has not revoked this Agreement (by email notice to shirley.olerich@tridentmicro.com) prior to that date.
     2. Executive hereby elects to retire voluntarily from any positions that he holds as an officer or employee of the Company (and, to the extent applicable, its direct and indirect subsidiaries) effective as of February 9, 2011 (the “Retirement Date”), and thus the parties agree that all such employment will terminate upon the Retirement Date. Executive shall promptly execute and return to the Company any additional documents reasonably necessary to effectuate his retirement from any such positions.
     3. During the period between the date of this Agreement and the Retirement Date (the “Transition Period”), Executive will continue to perform his duties for the Company in a professional and timely manner to the full satisfaction of the Company. Executive shall also work with the Company to ensure an orderly and complete transition of his duties by the Retirement Date. During the Transition Period, the Company will continue to provide Executive with his current base salary and employee fringe benefits, and Executive’s unvested stock options and restricted stock shall continue to vest during the Transition Period. Upon the Retirement Date, Executive will be paid all of his accrued, unused paid time off that he earned during his employment with the Company. Executive will also receive the following compensation and benefits:
          (a) Payment of any unpaid bonus earned by Executive under the Company’s 2010 Executive Bonus Plan (the “Bonus”), which bonus, if any, will be determined by the Compensation Committee of the Board; to the extent the Compensation Committee determines that Executive has earned any Bonus, the Company shall pay the Bonus to Executive on the earlier of (i) the date on which bonuses are paid to other Company executives under the 2010 Executive Bonus Plan, or (ii) the Retirement Date; and
          (b) Global relocation services up to a maximum of $10,000 in actual costs incurred from Plus Relocation Services, Inc. for the purpose of assisting Executive in the shipment of Executive’s household goods, within 60 days of the Retirement Date, from Sunnyvale, CA to a location identified by Executive, and one-way economy class tickets for family members to relocate to such location.
     4. Subject to Executive’s strict compliance with all the terms of this Agreement, and to his extension of the release of claims in Paragraphs 5 and 6 as described below without revocation:
          (a) the Company will provide Executive with a lump sum retirement payment of $1,256,000, which shall be subject to applicable withholding and will be paid to Executive on or before March 14, 2011;
          (b) in the event that Executive timely elects to obtain continued Company group health, vision, dental and Employee Assistance Program benefits pursuant to the Consolidated Omnibus Budget and Reconciliation Act (“ COBRA”) following the Retirement Date, the Company will pay the premiums for such COBRA coverage through the earlier of (i) February 28, 2012, or (ii) the first date on which Executive becomes eligible to obtain other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance

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coverage under COBRA at his own expense. Executive must timely submit completed COBRA Qualifying Event Notification enrollment forms directly to Jenkins Insurance Company in order to obtain the benefits described in this Paragraph 4(b).
     In the event of any material breach by Executive of any of the provisions of this Agreement, Executive shall not be entitled to receive any payments or benefits under this Paragraph 4, and his failure to receive any of these payments and/or benefits as a result of his material breach shall not affect or impair the validity of the remainder of this Agreement, including, but not limited to, Paragraphs 5 through 9. Executive acknowledges and agrees that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in Paragraphs 3 and 4.
     5. In consideration of the payments and benefits described in Paragraph 4, Executive and his successors release the Company, its parents, divisions, direct and indirect subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. As further consideration for the payments and benefits described in Paragraph 4, Executive shall extend this release of claims through and including the Retirement Date by re-executing this Agreement on the space provided at the end of the Agreement on or after the Retirement Date. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement, including any applicable statutory indemnity rights under the California Labor Code.
     6. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.
     7. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of (a) any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company or any of its subsidiaries and Executive, (b) any indemnification agreement between the Company or any of its subsidiaries and Executive, (c) the 2010 Equity Incentive Plan (the “Equity Plan”), and (d) any agreement between the Company or any of its subsidiaries and Executive evidencing an equity award granted under the Equity Plan.
     8. On or before the Retirement Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business

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plans, financial records, and all documents (whether in electronic, paper, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.
     9. Executive further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, or any of its products or its employees, except to the extent that such statements are made truthfully in response to a subpoena or other compulsory legal process.
     10. Executive agrees that for a period of one year following the Retirement Date, he will not, on behalf of herself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/his employment with the Company.
     11. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
     12. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.
     13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of the agreements described in Paragraph 7. The parties agree that the employment agreement of February 5, 2010 between Executive and the Company is hereby terminated and of no further force or effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.
EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN PARAGRAPHS 5 AND 6) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 4, WHICH COMPENSATION AND BENEFITS HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

Dated: January 19, 2011	/s/ Christos Lagomichos
Christos Lagomichos

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TRIDENT MICROSYSTEMS, INC.
Dated: January 20, 2011	By:	/s/ David L. Teichmann
David L. Teichmann
		Its:	Executive Vice President, General Counsel & Corporate Secretary

By re-signing this Agreement on or after the Retirement Date, I hereby extend the release of claims set forth in Paragraphs 5 and 6 above so as to include any and all such claims that exist or arise at any time up to and including the Retirement Date. I also acknowledge and agree that I have been paid all wages (including base salary, paid time off, and bonuses) that I earned during my employment with the Company. I understand that I may revoke this extension of the release of claims at anytime within the seven days following my re-execution of this Agreement, which revocation must be made in the manner described in the last sentence of Paragraph 1.

Dated: February 9, 2011	/s/ Christos Lagomichos
Christos Lagomichos

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